Exhibit No.
99.1


          ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS FOURTH QUARTER AND

                         YEAR END 2005 FINANCIAL RESULTS

       Company Operated Profitably; Sales Increased 67% Over Previous Year


For Immediate Release

College Point, New York - March 13, 2006 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, today announced financial results for the fourth quarter and for the year ended December 31, 2005.

Net sales in the fourth quarter increased 48.2% to $22.0 million compared to $14.8 million in the fourth quarter of 2004. Net income was $428,985, or $0.01 per diluted share, compared to a net loss of $281,993, or $0.01 per diluted share, in the 2004 quarter.

Net sales for the year ended December 31, 2005, increased 67.5% to $58.7 million, compared to $35.0 million for the same period in 2004. Net income for the year ended December 31, 2005 was $185,725, or $0.00 per diluted share, compared to a net loss of $241,749, or $0.01 per diluted share, in the 2004 period.

Jay Gelman, Chairman and CEO, said, "I am pleased with the strong revenue growth and profits that we recorded for the full year and the fourth quarter. The company was also profitable in the third quarter. We are proud to have achieved these milestones in our second full year of operations."

About Alliance Distributors Holding Inc.


Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.


Safe Harbor


Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                            Statements of Operations

                                                           Three months ended                  Year ended
                                                               December 31,                    December 31,
                                                               (unaudited)
                                                       ----------------------------    ----------------------------
                                                           2005            2004            2005            2004
                                                       ------------    ------------    ------------    ------------
Net sales                                              $ 21,990,855    $ 14,836,792    $ 58,670,335    $ 35,036,991

Cost of goods sold                                       19,897,132      13,752,396      52,732,769      31,116,020
                                                       ------------    ------------    ------------    ------------
Gross profit                                              2,093,723       1,084,396       5,937,566       3,920,971

Selling, general and administrative expenses              1,568,613       1,214,959       5,307,646       3,919,071
                                                       ------------    ------------    ------------    ------------
Income (loss) from operations                               525,110        (130,563)        629,920           1,900

Interest expense                                            181,892         148,792         521,513         229,844
                                                       ------------    ------------    ------------    ------------
Income (loss) before provision for (benefit from)
  income taxes                                              343,218        (279,355)        108,407        (227,944)
Provision for (benefit from) income taxes                   (85,767)          2,638         (77,318)         13,805
                                                       ------------    ------------    ------------    ------------
Net income (loss)                                           428,985        (281,993)        185,725        (241,749)

Preferred stock dividends                                      --            57,712            --           164,531
                                                       ------------    ------------    ------------    ------------
Net income (loss) available to common stockholders     $    428,985    $   (339,705)   $    185,725    $   (406,280)
                                                       ============    ============    ============    ============
Net income (loss) available to common stockholders
  per share - Basic                                    $        .01    $       (.01)   $        .00    $       (.01)
                                                       ============    ============    ============    ============
Net income (loss) available to common stockholders
  per share - Diluted                                  $        .01    $       (.01)   $        .00    $       (.01)
                                                       ============    ============    ============    ============
Weighted-average common shares outstanding-Basic         47,231,268      45,930,305      46,622,314      35,330,253
                                                       ============    ============    ============    ============
Weighted-average common shares outstanding-Diluted       47,981,694      45,930,305      47,110,005      35,330,253
                                                       ============    ============    ============    ============

        Contact:

        David Devor

        Alliance Distributors Holding Inc.

        718-747-1500 x 117

        david@alliancedis.com